UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 17, 2012

Wells Real Estate Fund VIII, L.P.
(Exact Name of Registrant as Specified in Charter)

Georgia	0-27888	58-2126618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 17, 2012, Fund VIII and Fund IX Associates (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund VIII, L.P. (the “Registrant”) and Wells Real Estate Fund IX, L.P., and United States Cellular Operating Company ("US Cellular"), an unrelated party, entered into the sixth amendment to the lease agreement (the “Amendment”) at the US Cellular Building, a four-story office building containing approximately 102,000 rentable square feet located in Madison, Wisconsin. Prior to the Amendment, the US Cellular Building was 73% leased to US Cellular through April 9, 2013. The Amendment extends the lease term from April 9, 2013 to December 31, 2017. The Registrant owns an equity interest of approximately 55% in the Joint Venture, which owns 100% of the US Cellular Building.

Effective April 10, 2013, monthly base rent will decrease from $87,668 to $77,830 and shall be payable in advance as provided by the Amendment. The base rent is scheduled to increase by 3% annually beginning on May 1, 2014. In addition to monthly base rent, US Cellular is required to reimburse the Joint Venture for its pro rata share of all operating expenses for the US Cellular Building. US Cellular is entitled to a landlord-funded tenant allowance of approximately $374,000. In addition, US Cellular is entitled to a four-month rental abatement period from January 1, 2012 to February 29, 2012 and January 1, 2013 to February 28, 2013. US Cellular has the right to extend the lease term for two additional five-year periods at the then current fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VIII, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	WELLS CAPITAL, INC. Corporate General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: January 19, 2012